Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

JMP GROUP INC.

ARTICLE I

The name of the corporation is JMP Group Inc. (the “Corporation”).

ARTICLE II

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE III

The name of the registered agent of the Corporation in Delaware is The Corporation Trust Company. The address of the registered agent is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The registered agent is a Delaware corporation.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), consisting of Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (“Common Stock”).

Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this Article IV, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article IV otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

ARTICLE V

The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article VIII does not affect the availability of equitable remedies for breach of fiduciary duties.

ARTICLE IX

Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

IN WITNESS WHEREOF, JMP Group Inc. has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by Janet L. Tarkoff, its Chief Legal Counsel and Secretary, this                      day of                     , 2007.

JMP GROUP INC.

Name:	Janet L. Tarkoff
Title:	Chief Legal Counsel and Secretary

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